Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	GE Ventures Limited

Address of Joint Filer:	3220 Aviation House, Westpark
Shannon, County Clare, Ireland

Relationship of Joint Filer to Issuer:	10% Owner

Issuer Name and Ticker or Trading Symbol:	TPI Composites, Inc. (TPIC)

Date of Event Requiring
Statement (Month/Day/Year):	7/21/2016

Designated Filer:	General Electric Company

Signature:

GE VENTURES LIMITED

/s/ Kelly Warrick
Name: Kelly Warrick
Title: Authorized signatory

July 21, 2016
Date